UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) June 29, 1999


                                CENTURYTEL, INC.

             (Exact name of registrant as specified in its charter)


       Louisiana                    1-7784                     72-0651161
    (State or other            (Commission File              (IRS Employer
    jurisdiction of                 Number)                Identification No.)
    incorporation)

        100 Century Park Drive, Monroe, Louisiana                71203

         (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code      (318) 388-9000



Item 5.        Other Events.

On June 29, 1999, the Registrant entered into a definitive agreement to purchase from an affiliate of GTE Corporation ("GTE") assets comprising substantially all of GTE's local telephone operations in Arkansas. In exchange, the Registrant has agreed to pay $843.35 million in cash, subject to certain adjustments described below.

The assets to be purchased will include all telephone access lines (which numbered approximately 213,650 as of December 31, 1998) and related property and equipment comprising GTE's local exchange operations in 103 exchanges in predominantly rural and suburban markets throughout Arkansas, several of which are adjacent to properties currently owned and operated by the Registrant. The assets to be purchased will not include (i) GTE's Cellular, PCS, inter-LATA long distance or internet operations, (ii) GTE's inter-LATA fiber optic network assets or (iii) any rights under GTE's billing and collection contracts and certain other agreements. The Registrant will not assume any liabilities of GTE other than those associated with contracts, employees, customer deposits and certain other assets transferred in connection with the sale. The purchase price will be adjusted to, among other things, (i) reimburse GTE for certain pre-closing costs and (ii) compensate the Registrant if GTE fails to attain certain specified pre-closing capital expenditure targets. The aggregate effect of these adjustments is not expected to be material.

Consummation of the transaction is subject to, among other things, (i) the receipt of approvals from the Federal Communications Commission and the Arkansas Public Utilities Commission, (ii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the receipt of various third party consents, including releases from GTE bondholders terminating liens on the transferred assets, and (iv) various other customary closing conditions. The Registrant has agreed to pay GTE approximately $42.2 million if the transaction is not consummated under certain specified conditions, including its incapacity to finance the transaction.

Additional   information   regarding  the   acquisition  is  set  forth  in  the
Registrant's press release announcing the transaction, which is filed as Exhibit
99.1 hereto and is incorporated in its entirety by reference herein.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                CENTURYTEL, INC.



                                          By:  /S/ Neil A. Sweasy
                                             -------------------------------
                                                   Neil A. Sweasy
                                                   Vice President and
                                                   Controller
Dated:  July 9, 1999